SUBSTITUTE POWER OF ATTORNEY

Under the terms of powers of attorney (each, a "Power of Attorney") previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the below listed individuals to, among other things, execute for and on behalf of the following individuals any Form 3, Form 4, Form 5, Schedule 13D, or Schedule 13G, or any amendment(s) thereto, in accordance with Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder:

Abraham Bassan

Liz Bhatt

Bernard Coulie

Alan Ezekowitz

Jeffrey Finer

Jae B. Kim

Uwe Klein

Daniel D. Long

Shalini Sharp

Jake Simson

Samira Shaikhly

Jeffrey K. Tong

In accordance with the authority granted under each Power of Attorney, including the full power of substitution, the undersigned hereby appoints each of Gil M. Labrucherie and Mark A. Wilson, as substitute attorneys-in-fact, on behalf of the individuals listed above, with the power to exercise and execute all of the powers granted or conferred in the original Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned herself in each Power of Attorney.

This substitute Power of Attorney shall remain in full force and effect with respect to each Power of Attorney until such underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.

Date: February 10, 2026

By: /s/ Ran Xiao

Name: Ran Xiao

Title: Attorney-in-Fact